January 15, 1997


By Airborne
Mr. Richard J. Dennis
250 South Wacker Drive
Suite 650
Chicago, IL  60606


Dear Rich:

We are writing this letter to amend the Cover Letter dated August 27, 1996 and the Model Advisory Agreement, dated August 27, 1996 (together, the "Existing Agreement"). To the extent this letter contradicts the Existing Agreement, this letter will govern and the Existing Agreement will be deemed to have been amended accordingly. All capitalized terms used but not defined herein will have the meanings assigned to such terms in the Existing Agreement.

Effective April 1, 1997, The Dennis Fund Limited Partnership (the "Fund") will amend the fees payable to the Advisor as follows: an annual management fee of 1.75% and a quarterly incentive fee of 27.5%. All new investors will be required to invest in this class.

Annual management fees and quarterly incentive fees payable to the Advisor by the Fund will continue to be 2% & 25%, respectively, for those Units purchased prior to April 1, 1997.

If the above is in accordance with your understanding of our agreement, please countersign this letter agreement.


THE DENNIS FUND LIMITED PARTNERSHIP

By: Kenmar Advisory Corp., its general partner



By:      /s/ ESTHER ECKERLING GOODMAN
         ----------------------------
         Esther Eckerling Goodman
         Chief Operating Officer and
         Senior Executive Vice President



ACCEPTED AND AGREED TO:

DENNIS TRADING GROUP, INC.



By:      /s/ RICHARD J. DENNIS
         ---------------------
         Richard J. Dennis

August 27, 1996


Via Airborne Express

Mr. Brian Proctor
Dennis Trading Group, Inc.
250 South Wacker Drive, Suite 650
Chicago, IL  60606

RE:   THE DENNIS FUND LIMITED PARTNERSHIP

Dear Brian:

We are writing this letter (the "Cover Letter") to confirm our understanding that you will manage the above-captioned entity pursuant to the Model Advisory Agreement, dated August 27, 1996 (the "Model Agreement"), a copy of which is attached hereto and incorporated herein as if each and every paragraph were set forth in this Cover Letter.

In addition, we have agreed to the following:

1. Each capitalized term used in this Cover Letter will have the meaning assigned to it in the Model Agreement.

2. The Kenmar Pool is Kenmar The Dennis Fund Limited Partnership, a Connecticut limited partnership.

3. The Advisor is Dennis Trading Group, Inc., an Illinois corporation with a principal place of business at 250 South Wacker Drive, Suite 650, Chicago, IL 60606, a telephone number of (312) 559-1895 and a facsimile number of (312) 559-9159.

4.    The Advisor's Disclosure Document is dated March 19, 1996.

5.    The Commodity Broker is E. D. & F. Man International Inc.

6. The Subaccount will initially be funded with the assets of the Kenmar Pool other than those assets necessary for the ongoing operation of the Kenmar Pool.

7.    The annualized Management Fee is 2%.

8.    The Incentive Fee is 25%.

9.    The Brokerage Commissions are $ 10.

Mr. Brian Proctor
August 27, 1996
Page 2



9. Section 3.1 (c) of the Model Agreement is hereby deleted in its entirety and replaced with the following paragraph:

         The Advisor may, in its sole discretion, refine or modify the Trading Methods; provided, however, that the Advisor shall give the Kenmar Pool at least 30 days' prior written notice of any proposed change to the Trading Methods that the Advisor, in its reasonable judgment, deems material and shall not trade the Subaccount based upon such proposed material change without the prior written approval of the Kenmar Pool. The addition and/or deletion of Commodity Interests from the Subaccount shall be deemed not to be a material change.

10.      Section 8.2 (a) is amended to delete the words "sole and exclusive".

If this is acceptable, please have Rich sign both copies of the Cover Letter and return one of them to Philip E. Pastreich, Esq.


THE DENNIS FUND LIMITED PARTNERSHIP

By: Kenmar Advisory Corp., its general partner



By:      /s/ ESTHER ECKERLING GOODMAN
         ----------------------------
         Esther Eckerling Goodman
         Chief Operating Officer and
         Senior Executive Vice President



ACCEPTED AND AGREED TO:

DENNIS TRADING GROUP, INC.



By:      /s/ RICHARD J. DENNIS
         ---------------------
         Richard J. Dennis
         President

                            MODEL ADVISORY AGREEMENT

                                 AUGUST 27, 1996



                                   WITNESSETH:


WHEREAS, the Kenmar Pool was formed to engage in the speculative trading of Commodity Interests (as defined below);

WHEREAS, the Kenmar Pool is authorized to select, retain, remove and/or replace commodity trading advisors and to allocate and reallocate the assets of the Kenmar Pool (as defined below) among such advisors;

WHEREAS, the Kenmar Pool has received and reviewed and understands the Advisor's Disclosure Document dated as set forth in the Cover Letter;

WHEREAS, the Kenmar Pool desires to allocate to the Advisor a portion of the assets of the Kenmar Pool to manage upon the terms and subject to the conditions set forth herein;

WHEREAS, the Advisor desires to serve as an advisor for the Kenmar Pool and to trade the Subaccount (as defined below) upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:



                                    ARTICLE I

                                 INTERPRETATION


1.1 DEFINITIONS. As used in this Agreement, the following terms will have the following meanings:

Advisor.  The Advisor, as set forth in the Cover Letter.

Affiliate. Any individual or entity that controls (directly or indirectly), is controlled by (directly or indirectly), or is under common control with (directly or indirectly), the individual or entity to which referred.

Agreement.  This Advisory Agreement.

Allocation Date. The date on which funds are initially allocated to the Subaccount.

Applicable Laws. (i) The provisions of all applicable statutes and laws of the United States of America (including the states thereof) including the Commodity Exchange Act of 1974, as amended, or of any other country, political subdivision or jurisdiction in which a transaction is executed on behalf of the Kenmar Pool and (ii) the constitution, by-laws, rules, regulations, orders, customs and usage of (A) any market (and its clearing house, if any) on which a transaction is executed on behalf of the Kenmar Pool and (B) the NFA or any other regulatory or self-regulatory organization with jurisdiction over the Kenmar Pool or the

Advisor.

Brokerage Commissions. The brokerage commissions to be charged the Subaccount, as set forth in the Cover Letter, plus floor brokerage, exchange, clearing, clearinghouse, principal, NFA, and administrative "give-up" fees and other transaction fees and expenses.

CFTC. The Commodity Futures Trading Commission, or such other governmental agency that performs the functions that are being performed as of the date of this Agreement by the Commodity Futures Trading Commission.

Commodity Broker.  The Commodity Broker, as set forth in the Cover Letter.

Commodity Interests. Commodity futures and forward contracts, commodity options and other commodity interests as more fully described in the Disclosure Document of the Kenmar Pool.

Cover Letter. The cover letter to which the Model Advisory Agreement is attached.

Dealer.  Such commodity dealer as the parties hereto may select.

Disclosure Document. The most current disclosure document, as it may be amended or supplemented from time to time, of the Advisor or the Kenmar Pool (as the case may be).

Incentive Fee. A calendar quarterly incentive fee, payable to the Advisor, equal to the percentage set forth on the Cover Letter of Net New Trading Profits.

Kenmar Pool.  The Kenmar entity, as set forth in the Cover Letter.

Management Fee. A monthly management fee payable to the Advisor without regard to whether the Subaccount is profitable, equal to one-twelfth of the percentage set forth on the Cover Letter of the month-end Net Asset Value of the Subaccount before reduction for the Management Fee and Incentive Fee, if any, accrued with respect to such month, pro rated for the actual number of trading days in the month for which the Advisor managed the Subaccount or, in the case of mid-month additions or withdrawals, if any, the applicable portion thereof.

NFA. The National Futures Association, or such other self-regulatory organization that performs the functions that are being performed as of the date of this Agreement by the National Futures Association.

Net Asset Value. The total assets of the Subaccount, including, but not limited to, notional funds, all cash and cash equivalents, accrued interest, earned discount, and open Commodity Interest positions, less total liabilities, including, but not limited to, Brokerage Commissions that would be payable with respect to the closing of open Commodity Interest positions, all as determined in accordance with the principles set forth in this Agreement or, where no such principles are specified herein, in accordance with United States generally accepted accounting principles applied on a consistent basis. The value of all Commodity Interests shall be the market value thereof. The market value of a Commodity Interest traded on an exchange shall be based upon the settlement price on the exchange on the date of determination; provided, however, that if a Commodity Interest could not be liquidated on the day with respect to which the assets of the Subaccount are being determined, the settlement price on the first subsequent day on which the contract could be liquidated shall be the basis for determining the liquidating value thereof. The market value of a forward contract, a swap contract, or any other off-exchange contract, instrument, or transaction shall mean its market value as determined by the Kenmar Pool on a basis consistently applied.

Net New Trading Profits. The realized (as adjusted by change in unrealized) net trading profits earned on the Subaccount (excluding interest or interest-equivalent income), decreased by the Management Fee and Brokerage Commissions (as adjusted by change in accrued Brokerage Commissions), with all such items determined from the first day of the calendar quarter that immediately follows the last calendar quarter for which an Incentive Fee was earned by the Advisor (or, if no Incentive Fee was earned previously by the Advisor, from the Allocation Date) to the close of business on the last day of the calendar quarter with respect to which such Incentive Fee calculation is being made.

Position Limit.  The speculative position limit of a certain Commodity Interest.

Principal. (1) Any person including, but not limited to, a sole proprietor, general partner, officer or director, or person occupying a similar status or performing similar functions, having the power, directly or indirectly, through agreement or otherwise, to exercise a controlling influence over the activities of the entity; (2) any holder or any beneficial owner of ten percent or more of the outstanding share of any class of stock of the entity; and (3) any person who has contributed ten percent or more of the capital of the entity.

Subaccount. The trading Subaccount of the Kenmar Pool to be opened at the Commodity Broker or Dealer, in which the Advisor is to invest in Commodity Interests pursuant to the Trading Methods upon the terms and subject to the conditions set forth herein. The Subaccount will initially be funded as set forth in the Cover Letter.

Trading Methods. The trading program(s), system(s), method(s), model(s), strategy(ies) and/or formula(e) of the Advisor as disclosed in its Disclosure Document. In the event that the Advisor has more than one Trading Method, the Advisor will manage the Subaccount pursuant to the Trading Method set forth in the Cover Letter.

Withdrawal Ratio. The ratio created by dividing (x) the Net Asset Value of the funds withdrawn or allocated from the Subaccount by (y) the Net Asset Value of the Subaccount as of the close of business on the immediately preceding business day.


1.2 HEADINGS. Headings herein are for the convenience of the parties only, and are not intended to affect the meaning or interpretation of this Agreement.



                                   ARTICLE II

                   DUTIES AND UNDERTAKINGS OF THE KENMAR POOL


2.1 SUBACCOUNT. The Kenmar Pool will open and maintain the Subaccount and allocate funds thereto and therefrom in accordance with this Agreement. Such funds will be used to fulfill the margin requirements and other financial obligations of the Subaccount. The Kenmar Pool, and not the Advisor, will have the authority and responsibility with regard to the investment, maintenance and management of assets held in the Subaccount but not needed for margin related purposes.


2.2 POWER OF ATTORNEY. The Kenmar Pool hereby constitutes, appoints, and authorizes the Advisor as its agent and attorney-in-fact with respect to the Subaccount as such Subaccount may be increased or decreased by trading profits or losses or subsequent additions or withdrawals. The Advisor will trade, buy, sell, spread, swap or otherwise acquire, hold, or dispose of Commodity Interests, on margin or otherwise, all in accordance with the authority and terms and conditions set forth in this Agreement.

                                   ARTICLE III

                     DUTIES AND UNDERTAKINGS OF THE ADVISOR


3.1      INVEST SUBACCOUNT.

(a) As of the Allocation Date, the Advisor will have sole authority and responsibility for investing and reinvesting the Subaccount in Commodity Interests pursuant to the Trading Methods, which investments and reinvestments will be at and for the risk of the Kenmar Pool and the Subaccount.

(b) Notwithstanding Subsection 3.1(a) above, the Kenmar Pool will have the right orally, to be confirmed in writing: (i) to increase or decrease (including decrease to $0) the amount of funds allocated to the Subaccount by such date certain (including immediately) as the Kenmar Pool deems appropriate (in which case the Advisor will modify accordingly its positions commensurate with its risk/money management parameters); and/or (ii) to instruct the Advisor to liquidate all or a portion of the Kenmar Pool's positions by such date certain (including immediately) as the Kenmar Pool deems appropriate.

(c) The Advisor may, in its sole discretion, refine or modify the Trading Methods; provided, however, that the Advisor will give the Kenmar Pool at least thirty (30) days' prior written notice of any proposed material change to the Trading Methods and will not trade the Subaccount based upon such proposed material change without the prior written approval of the Kenmar Pool. The addition and/or deletion of Commodity Interests from the Subaccount will be deemed not material.


3.2      UNIFORMITY OF ACTS AND PRACTICES.

(a) The Advisor shall treat the Kenmar Pool in a fiduciary capacity; accordingly, under no circumstance will the Advisor favor or prefer any client's Commodity Interest account over the Subaccount. Subject to that standard, the Advisor will be free (i) to advise other investors as to the purchase and sale of Commodity Interests and to manage and trade for such other investors' Commodity Interest accounts as well as trade for the Advisor's own Commodity Interest accounts and (ii) to trade other accounts using the Trading Methods or, subject to Subsection 3.2(b) below, using a trading system, method, model, strategy or formula different from the Trading Methods. Notwithstanding anything to the contrary in this Subsection 3.2(a), the Advisor will be deemed not to be favoring or preferring another client's Commodity Interest account over the Subaccount if the Advisor manages or trades such other client's Commodity Interest account either (i) in accordance with specific written instructions of a client, (ii) in accordance with the Advisor's money management approach based upon the amount of equity and/or profits in such account, or (iii) in accordance with another trading program, system, method, model, strategy and/or formula disclosed in the Advisor's Disclosure Document.

(b) In addition to, and not in lieu of Section 3.1 above, the Advisor will consult with the Kenmar Pool from time to time regarding modified or different trading programs, systems, methods, models, strategies and/or formulas that the Advisor has developed and tested and deems suitable for trading client Commodity Interest accounts, and, if both the Advisor and the Kenmar Pool deem it appropriate, the Advisor will trade the Subaccount pursuant to such strategy. In no event will the Advisor employ any such modified or different trading system, method, model, strategy or formula on behalf of any other client's Commodity Interest account unless the Advisor has also offered such modified or different trading system, method, model, strategy or formula to the Kenmar Pool for trading on behalf of the Subaccount (subject to capacity constraints).

(c) At the reasonable request of the Kenmar Pool and at the Advisor's expense, the Advisor will promptly provide the Kenmar Pool with an explanation of the differences, if any, in performance between the Subaccount and any other client Commodity Interest account for which the Advisor is responsible for trading (in whole or in part) pursuant to the Trading Methods.


3.3      PLACEMENT OF TRADES.

(a) The Kenmar Pool shall have sole authority and responsibility for selecting, retaining and supervising clearing brokers and negotiating brokerage commission rates. The Advisor will cause all Commodity Interest transactions for the Subaccount to be cleared through the Commodity Broker.

(b) Notwithstanding Subsection 3.3(a) above, the Advisor may arrange for the execution of orders for the Subaccount through floor brokers selected by the Advisor, provided that such floor brokers "give up" such transactions to the Commodity Broker for clearance and carrying in the Subaccount, and provided further that the Kenmar Pool will have given its prior written consent to the brokerage and floor commissions and fees and other transaction costs to be charged by such floor broker.


3.4      SPECULATIVE POSITION LIMITS.

(a) The Advisor will not enter into or own, hold or control (either alone or together with any other individual or entity) any position in any Commodity Interest, or control any other Commodity Interest account, or render commodity trading advice to any other individual or entity, or otherwise engage in any activity that would cause the Advisor to knowingly cause the Kenmar Pool to be in violation of any applicable Position Limits.

(b) If the positions in any Commodity Interest owned, held or controlled by the Advisor (either alone or aggregated with the positions of any other individual or entity to the extent such aggregation is required by Applicable
Law) equals or exceeds the Position Limits thereof, the Advisor will promptly notify the Kenmar Pool of that fact and will take the action set forth in Subsection 3.4(c) below.

(c) If the Advisor reaches a Position Limit, thereby necessitating the reduction of positions in that Commodity Interest, the Advisor will reduce the contracts of all those so participating in that Commodity Interest on an equitable basis, taking into consideration the size of each account and the leverage at which it is traded.


3.5      INFORMATION.

(a) The Advisor, at its own expense, will provide the Kenmar Pool with (i) copies of all amendments and supplements to the Advisor's Disclosure Document and (ii) at the Kenmar Pool's request, monthly reports presenting the updated actual performance data of the Advisor, in form and substance consistent with the Applicable Laws for the preceding month.

(b) Upon the reasonable request of the Kenmar Pool, the Advisor will identify to the Kenmar Pool, and provide to the Kenmar Pool all performance information with respect to, all client Commodity Interest accounts managed and directed by it pursuant to the Trading Methods (without providing any client's name or other identifying information), provide information reasonably requested by the Kenmar Pool relating to each trade by the Advisor in the Subaccount and provide all other information reasonably requested by the Kenmar Pool to monitor the trading activities of the Advisor.

(c) The Advisor will send the Kenmar Pool copies of all trades made by the Advisor on behalf of the

Subaccount, by facsimile transmission or other means, by 4:30 p.m. (New York time) on the day such trades are made.


3.6      BOOKS AND RECORDS.

(a) Subject to Subsection 3.6(b) below, the Advisor will permit the Kenmar Pool and/or its accountants or agents to inspect, and will provide the Kenmar Pool and/or its accountants or agents at the Kenmar Pool's expense, with copies of such books, records and other documents of the Advisor relating to its clients' Commodity Interest accounts as may be necessary for the Kenmar Pool to confirm or verify (i) the completeness and accuracy of any performance data provided pursuant to this Agreement or (ii) that the Subaccount is being treated equitably by the Advisor.

(b) Such inspection will occur at the offices of the Advisor during normal business hours and following 24 hours' notice by the Kenmar Pool or its respective accountants or agents (as the case may be) of its intention to inspect such books, records or other documents of the Advisor.


3.7 NOTICES. The Advisor will notify the Kenmar Pool orally (to be confirmed in writing) promptly following the occurrence of any of the following events:

(a) The Advisor modifies or revises its performance numbers so that there is a material difference between the previous numbers and the revised numbers.

(b) A material error is committed with respect to the Subaccount or an order or trade on behalf of the Subaccount was executed other than in accordance with the Advisor's instructions.

(c) The Advisor merges, consolidates with, or sells or otherwise transfers its advisory business, all or any portion of its assets, all or any portion of its Trading Method or its goodwill.

(d)      The Advisor becomes bankrupt or insolvent.

(e) The Advisor is unable to use any material part or aspect of its Trading Method.

(f) The Advisor's registration with the CFTC or membership with the NFA is revoked, suspended, terminated or not renewed, or limited, conditioned, restricted or qualified in any respect.


3.8 THE KENMAR POOL'S DISCLOSURE DOCUMENT. Without the consent of the Kenmar Pool, the Advisor will not circulate or distribute the Kenmar Pool's Disclosure Document or any related promotional, advertising or solicitation material nor engage in any marketing, selling or promotional activity whatsoever relating to the Kenmar Pool.

                                   ARTICLE IV

                                      FEES


4.1 MANAGEMENT FEE. For services rendered by the Advisor under this Agreement the Kenmar Pool will pay the Advisor its Management Fee within thirty
(30) business days following the end of the month for which it is payable or within thirty (30) business days following termination of this Agreement if other than at month's end.


4.2 INCENTIVE FEE. In addition to the Management Fee, for services rendered by the Advisor under this Agreement, the Kenmar Pool will pay the Advisor its Incentive Fee within thirty (30) business days following the end of each calendar quarter.

If the Advisor has a loss when funds are withdrawn or allocated away from the Subaccount (other than for the payment of Brokerage Commissions, Management and Incentive Fees and other proper charges or expenses), for the purpose of calculating subsequent Incentive Fees, such loss will be reduced by an amount equal to the product of (x) such loss and (y) the Withdrawal Ratio (as defined below). If funds are subsequently reallocated to the Advisor, for the purpose of calculating subsequent Incentive Fees, Net New Trading Profits will be reduced by an amount equal to the product of (x) the amount of such earlier loss reduction(s) and (y) the lesser of (i) 1 and (ii) the ratio created by dividing
(A) the amount of assets reallocated to the Advisor by (B) the amount of assets previously withdrawn or allocated from the Advisor.


4.3 COMMISSIONS. The Advisor will not receive any share of the Brokerage Commissions paid to any commodity broker, whether in the form of rebates or otherwise.


4.4 SURVIVAL. Fees due the Advisor under this Article IV at the expiration or termination of this Agreement will survive such expiration or termination and shall be paid within ten (10) business days of Kenmar's receipt of such fees from the Kenmar Pool.



                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES


5.1 BY THE ADVISOR. The Advisor hereby represents and warrants to the Kenmar Pool as follows:

(a) If the Advisor is a corporation or partnership, it is duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation with full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a legal, valid and binding agreement of the Advisor enforceable against the Advisor in accordance with its terms. The individual executing and delivering this Agreement for and on behalf of the Advisor is of full legal age in the jurisdiction in which he resides and is legally competent and has full power and authority and is permitted by applicable law to do so on behalf of the Advisor.

(b) The Advisor's Disclosure Document (and any amendments or information contained in the supplements thereto) and the reports provided to the Kenmar Pool pursuant to Subsection 3.5(a) above are true, accurate and complete in all material respects and do not contain any misleading or untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not materially misleading in light of the circumstances under which such statements are made. Such Disclosure Document complies in all material respects with all Applicable Laws. Except as otherwise disclosed in the Disclosure Document, the actual performance of all accounts managed or directed by the Advisor and required to be disclosed is reflected therein in accordance with the requirements of the Applicable Laws and such information is fairly presented and is true, correct and complete in all material respects.

(c) The information relating to the Advisor (including performance of the Advisor) contained in the most current Offering Memorandum of the Kenmar Pool (and any amendments or supplements thereto) is true, accurate, complete and complies in all material respects with the requirements of Applicable Laws (including the rules and regulations of the CFTC) and does not contain any materially misleading or untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not materially misleading in light of the circumstances under which such statements are made.

(d) The performance of the obligations under this Agreement by the Advisor will not conflict with, violate the terms of or constitute a default under: (i) if the Advisor is a corporation or partnership, the organizational documents of the Advisor; (ii) any agreement or instrument to which the Advisor is a party or by which the Advisor is bound or to which any of the property (including but not limited to the Trading Method) or assets of the Advisor is subject; or (iii) any order, rule, law, regulation or other legal requirement applicable to the Advisor or to the property or assets of the Advisor.

(e) The Advisor is currently registered as a commodity trading advisor with the CFTC and is a member in such capacity with the NFA, and such registration and membership have not expired or been revoked, suspended, terminated or not renewed, or limited, conditioned, restricted, or qualified in any respect. The Advisor and each Principal have all required governmental, regulatory, and self-regulatory licenses, registrations and memberships necessary to carry out its obligations under this Agreement and to act as described in this Agreement.

(f) The Advisor and each Principal thereof is in material compliance with all Applicable Laws, the non-compliance with which will materially effect the Advisor's ability to perform its obligations under this Agreement.

(g) There is neither pending nor, to the knowledge of the Advisor, threatened any material investigation, action, suit or proceeding by or before any court or governmental, regulatory, or self-regulatory authority or other body to which the Advisor is a party, or to which any assets of the Advisor is subject that may adversely affect the Advisor's business. The Advisor has not received any notice of an investigation regarding non-compliance by the Advisor with the Applicable Laws that may adversely affect the Advisor's business.

(h) The answer of the Advisor's Principals to each question of Part G of Form 8-R is "no".

(i) Neither the Advisor nor any of its Affiliates or subsidiaries has any arrangement or relationships with any futures commission merchant or broker-dealer pursuant to which the Advisor or any of its Affiliates is or may become entitled to receive any portion of the commissions or fees paid to such entities by the Kenmar Pool.

5.2 BY THE KENMAR POOL. The Kenmar Pool represents and warrants to the Advisor as follows:

(a) The Kenmar Pool is duly organized and validly existing in its jurisdiction of formation with full power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by on behalf of the Kenmar Pool and is a legal, valid and binding agreement of the Kenmar Pool enforceable against the Kenmar Pool in accordance with its terms. The individual executing and delivering this Agreement for and on behalf of the Kenmar Pool is of full legal age in the jurisdiction in which he resides and is legally competent and has full power and authority and is permitted by applicable law to do so on behalf of the Kenmar Pool.

(b) The performance of the obligations under this Agreement by the Kenmar Pool will not conflict with, violate the terms of or constitute a default under:
(i) the Kenmar Pool's organizational documents; (ii) any other agreement or instrument to which the Kenmar Pool is a party or by which the Kenmar Pool is bound or to which any of the property or assets of the Kenmar Pool is subject; or (iii) any order, rule, law, regulation or other legal requirement applicable to the Kenmar Pool or to the property or assets of the Kenmar Pool.

(c) The information contained in the Kenmar Pool's Disclosure Document is true, accurate and complete in all material respects and does not contain any misleading or untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Such Disclosure Document complies in all material respects with the Applicable Laws.

(d) There is neither pending nor, to the knowledge of the Kenmar Pool, threatened any investigation, action, suit or proceeding before or by any court or governmental, regulatory or self-regulatory authority or other body to which the Kenmar Pool is a party, or to which any of its assets are subject that may adversely affect the Kenmar Pool's business. The Kenmar Pool has not received any notice of any investigation regarding its non-compliance with the Applicable Laws that may adversely affect the Kenmar Pool's business.

(e) The Kenmar Pool is in material compliance with all Applicable Laws, the non-compliance with which will materially effect the Kenmar Pool's ability to perform its obligations under this Agreement.

(f) The Kenmar Pool has all required governmental, regulatory, and self-regulatory licenses, registrations and memberships necessary to carry out its obligations under this Agreement and to act as described in this Agreement.

(h) The Kenmar Pool has received and reviewed a copy of the Advisor's current Disclosure Document.


5.3 REPRESENTATIONS CONTINUING. The foregoing representations and warranties will be continuing during the term of this Agreement and, if at any time any event will occur that could make any of the foregoing incomplete or inaccurate, the party whose representation and warranty would become incomplete or inaccurate will promptly notify the other party of the occurrence of the event causing such incompleteness or inaccuracy.

                                   ARTICLE VI

                    STANDARD OF LIABILITY AND INDEMNIFICATION


6.1 ADVISOR'S AGREEMENT TO INDEMNIFY. The Advisor will indemnify, hold harmless and defend the Kenmar Pool, its Affiliates and their respective officers, directors, employees and agents and each other person, if any, who controls the Kenmar Pool within the meaning of the Securities Act of 1933, as amended (the "1933 Act") from and against, any loss, liability, claim, demand, damage, cost and expense (including reasonable attorneys' and accountants' fees and cost of investigation) arising out of or based upon an act, omission, conduct or activity of the Advisor under this Agreement arising out of or based upon: (i) a breach of any representation, warranty, covenant or material term of this Agreement by the Advisor; (ii) an act of, or omission to act due to, breach of fiduciary duty, bad faith, misconduct or negligence by the Advisor; or (iii) a misleading or untrue statement of a material fact contained in the Advisor's Disclosure Document or in any information, notice or report provided to the Kenmar Pool or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements are made.


6.2 THE KENMAR POOL'S AGREEMENT TO INDEMNIFY. The Kenmar Pool will indemnify, hold harmless, and defend the Advisor, its Affiliates and their respective officers, directors, employees and agents and each other person, if any, who controls the Advisor within the meaning of the 1933 Act from and against any loss, liability, claim, demand, damage, cost and expense (including reasonable attorneys' and accountants' fees and cost of investigation) arising out of the Advisor's performance of its services under this Agreement except for: (i) a breach of any representation, warranty, covenant or material term of this Agreement by the Advisor; (ii) an act of, or omission to act due to, breach of fiduciary duty, bad faith, misconduct or negligence by the Advisor; or (iii) a misleading or untrue statement of a material fact contained in the Advisor's Disclosure Document or an omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which such statements are made.


6.3      INDEMNITY PROCEDURE.

(a) Promptly after receipt by an indemnified party under Section 6.1 or 6.2 of notice of the commencement of an action or claim to which either such Section may apply, the indemnified party will notify the indemnifying party in writing of the commencement of such action or claim. The omission so to notify the indemnifying party will not relieve the indemnifying party of any liability that the indemnifying party may have to the indemnified party under either such Section except to the extent such omission will have materially prejudiced the indemnifying party. The indemnity obligations herein will be in addition to any rights or remedies a party may have under Applicable Law.

(b) In case any such action or claim will be brought against an indemnified party and the indemnified party will notify the indemnifying party of the commencement of such action or claim, the indemnifying party will be entitled to participate in such action or claim and, to the extent that the indemnifying party may desire, to assume the defense of such action or claim at its own expense with counsel selected by the indemnifying party and approved by the indemnified party. After notice from the indemnifying party to the indemnified party of the indemnifying party's election so to assume the defense of such action or claim, the indemnifying party will not be liable to the indemnified party under either such Section for any legal, accounting, and other expenses subsequently incurred by the indemnified party in connection with the defense of such action or claim other than reasonable costs of investigation.

(c) Notwithstanding any provision of this Section 6.4 to the contrary, if in any action or claim as to which indemnity is or may be available an indemnified party will reasonably determine that its interests are or may be adverse, in whole or in part, to the interests of the indemnifying party or that there may be legal defenses available to the indemnified party that are or may be different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified party may retain its own counsel in connection with such action or claim and will be indemnified by the indemnifying party for any legal, accounting and other expenses reasonably incurred by or on behalf of it in connection with investigating or defending such action or claim.


6.4 SETTLEMENT. If an indemnified party takes over the defense, an indemnifying party will not be liable for a settlement of any such action or claim effected without its written consent, but if any such action or claim will be settled with the written consent of an indemnifying party or if there will be a final judgment for the plaintiff in any such action or claim, the indemnifying party will indemnify, hold harmless, and defend the indemnified party from and against any loss, liability, expense in accordance with this Article VI by reason of such settlement or judgment. Neither party will consent to entry of any judgment or enter into any settlement that requires the payment of money, or imposes any other material obligation on the other party, or that does not include an unqualified release for the other party, without the other party's written consent.


6.5 EFFECT OF EXPIRATION OR TERMINATION. This Article VI will survive expiration or termination of this Agreement.



                                   ARTICLE VII

                              TERM AND TERMINATION


7.1 TERM. This Agreement will commence on the date hereof and will continue in full force and effect until terminated pursuant to Section 7.2 below.


7.2      TERMINATION.  This Agreement will terminate as follows:

(a) Upon three (3) full month's prior written notice from one party to the other party, which notice will include the effective date of termination, which may only be the last day of any month not earlier than two (2) full years from the date hereof.

(b) Upon thirty (30) days prior written notice from one party to the other party if there is a material breach of any representation, warranty, covenant or material term of this Agreement by the other party and the other party has failed to cure such material breach prior to ten (10) days before the effective date of termination.

(c) Immediately, upon the dissolution or insolvency of Kenmar or the Advisor.

(d) Immediately, upon the Advisor's registration with the CFTC or membership with the NFA as a commodity trading advisor being revoked, suspended, terminated or not renewed, or limited, conditioned, restricted or qualified in any respect.

                                  ARTICLE VIII

                                  MISCELLANEOUS


8.1      STATUS.

(a) The Advisor is, and for all purposes will be deemed to be, an independent contractor, and unless otherwise expressly provided herein or with the prior written authorization of the Kenmar Pool, the Advisor will have no authority to act for or represent the Kenmar Pool in any way and will not otherwise be deemed to be an agent of the Kenmar Pool.

(b) Unless otherwise expressly provided herein or with the prior written authorization of the Advisor, the Kenmar Pool will have no authority to act for or represent the Advisor in any way and will not otherwise be deemed to be an agent of the Advisor.

(c) Nothing contained in this Agreement will create a partnership, joint venture, association, syndicate, unincorporated business or other separate entity between or among the Kenmar Pool and/or the Advisor.

(d)      The Advisor is neither a sponsor nor a promoter of the Kenmar Pool.


8.2      CONFIDENTIALITY.

(a) The Trading Methods (including Commodity Interest positions established pursuant to the Trading Methods) are the sole and exclusive property of the Advisor, and the Kenmar Pool will keep confidential and not disseminate the Trading Method or any other information with respect to the Advisor that is known by the Kenmar Pool to be confidential and proprietary to the Advisor. Nothing herein will require the Advisor to disclose any proprietary or confidential information concerning its Trading Methods or any customer names.

(b) The obligations of the parties in relation to confidentiality will not apply to the extent that any information (i) is required to be disclosed in accordance with any law (including any Applicable Law), rule, regulation or order of any court, arbitration panel, governmental, regulatory or self-regulatory authority or any audit requirement or (ii) has entered into the public domain other than by a breach of duty on the part of any party hereto.


8.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, will be binding between the parties hereto with respect to the matters referred to herein unless in writing and signed by the parties.


8.4 AMENDMENT. This Agreement may not be amended except by a writing signed by the parties hereto.


8.5 ASSIGNMENT. This Agreement may not be assigned by either party hereto without the prior written consent of the other party, except that the Kenmar Pool may assign this Agreement or transfer all or a portion of its assets or goodwill to, Kenneth A. Shewer and/or Marc S. Goodman and/or any entity controlled by either or both of them and may merge or consolidate with any entity controlled by either or both of them.

8.6 SUCCESSORS. This Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns, and no other person will have any right or obligation under this Agreement.


8.7 WAIVER. No waiver of any provision of this Agreement will be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its rights hereunder on any occasion or series of occasions.


8.8 SEVERABILITY. If any provision of this Agreement, or the application of any provision to any person or circumstance, will be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental, regulatory, or self-regulatory authority having jurisdiction over the subject matter hereof, such provision will be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to any person or circumstance other than those as to which it will be held inconsistent, will not be affected thereby.

8.9 GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.


8.10 CONSENT TO ARBITRATION. ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY HERETO TO ENFORCE ANY RIGHT, ASSERT ANY CLAIM OR OBTAIN ANY RELIEF WHATSOEVER ARISING FROM, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY BREACH HEREOF, OR THE ENFORCEMENT HEREOF, OR ANY TRANSACTION COVERED HEREBY WILL BE BROUGHT AND MAINTAINED BY SUCH PARTY EXCLUSIVELY IN, AND THE OTHER PARTIES HEREBY CONSENT AND SUBMIT TO THE EXCLUSIVE JURISDICTION OF, AN APPROPRIATE ARBITRATION BODY LOCATED WITHIN THE COUNTY OF FAIRFIELD, STATE OF CONNECTICUT.


8.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.


8.12 NOTICES. Any notice required or desired to be delivered pursuant to this Agreement will be in writing and will be delivered by courier service, postage prepaid mail, telex, facsimile transmission, telegram or other similar means and will be effective, if by mail, 7 days after mailing, or if notified otherwise, when actually received by the party to whom such notice will be directed, addressed as set forth in the Cover Letter.